UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  2)

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☐	Soliciting Material Pursuant to § 240.14a-11(c) of § 240.14a-12

HERITAGE OAKS BANCORP

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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February 5, 2009
Dear Shareholder:

The Board of Directors of Heritage Oaks Bancorp (the “Company”) has approved an amendment to the Articles of Incorporation of the Company to authorize the issuance of preferred shares by the Company. The Board’s action to amend the Articles of Incorporation is subject to the approval of our shareholders.

The Board of Directors considers the addition of a class of preferred stock desirable to provide maximum flexibility with respect to our ability to augment our capital in the near future, including the Company’s participation in the U.S. Treasury Department’s Troubled Asset Relief Program Capital Purchase Program, and for other proper corporate purposes in the long term. We urge you to read the accompanying written consent solicitation carefully, as it contains a detailed explanation of the proposed amendment and the reasons for the proposed amendment. The Board of Directors believes the proposed amendment is in the best interest of the Company and its shareholders.

Please complete, date and sign the enclosed written consent solicitation and return it promptly in the enclosed envelope as soon as possible to ensure that your vote is counted with respect to the proposed amendment to the Company’s Articles of Incorporation.

Sincerely,

Michael J. Morris
Chairman of the Board

Mailed to Shareholders
on or about February 5, 2009
HERITAGE OAKS BANCORP
WRITTEN CONSENT SOLICITATION

INFORMATION CONCERNING THE SOLICITATION

This Written Consent Solicitation (“Solicitation”) is being furnished to the shareholders of Heritage Oaks Bancorp, a California corporation (the “Company,” “we,” “us,” or “our”), in connection with the solicitation of written consents by the Board of Directors for approval of an amendment to the Company’s Articles of Incorporation to add a class of 5,000,000 shares of authorized preferred stock (the “Amendment”).

Only shareholders of record on January 27, 2009 (the “Record Date”) will be entitled to receive and consider the Solicitation. At the close of business on the Record Date, the Company had outstanding and entitled to be voted 7,753,078 shares of its no par value Common Stock (the “Common Stock”).  Written consents of shareholders representing a majority of the outstanding shares of our Common Stock are required to approve the Amendment.

General

The Board of Directors has elected to obtain shareholder approval of the Amendment by written consent, rather than by calling a special meeting of shareholders. Written consents are being solicited from all of our shareholders pursuant to Section 603 of the California Corporations Code and Section 2.10 of ARTICLE II of our Bylaws.

Receipt of Consents

We are asking that we receive your written consent by 5:00 p.m., Pacific Time, on March 3, 2009 to ensure a timely solicitation process and to be counted in the vote on the Amendment.  We will have the right to keep the solicitation period open for as long we determine is necessary.  In all events, the solicitation period will terminate when we receive enough written consents to approve the Amendment.

Shareholders who wish to vote “YES” for the Amendment should complete, sign and date the accompanying written consent card and return it to the Company in the enclosed postage prepaid envelope as soon as possible.

A written consent card returned by a shareholder will be counted “consent to,” “does not consent to” or “abstain” with respect to the Amendment, as indicated on the consent card, with respect to all shares shown on the books of the Company as of the record date as being owned by such shareholder. Any shareholder who signs and returns the written consent card but who does not indicate a choice thereon will be deemed to have consented to the approval of the Amendment. Shareholder approval will be effective upon receipt by the Company of affirmative written consents representing a majority of the Company’s outstanding shares

Who May Vote

Only shareholders of record as of the record date of January 27, 2009 may vote. You are entitled to one vote for each share of Company Common Stock you held on the record date.  There were 7,753,078 shares of the Company’s Common Stock issued and outstanding on the record date. The Company has no other class of capital stock outstanding. Consent may be given by any person in whose name shares stand on the books of the Company as of the record date, or by his or her duly authorized agent.

If you hold your stock in “street name” and you fail to instruct your broker or nominee as to how to vote your shares, your broker or nominee MAY NOT, pursuant to applicable stock exchange rules, vote your stock with respect to the Amendment.

Vote Required

We must receive written consents representing a majority of the outstanding shares of our common stock for approval of the Amendment. Accordingly, abstentions from voting will have the effect of a vote “against” the Amendment.

Revocation of Consent

You may withdraw or change your written consent before the solicitation period expires. You will need to send a letter to the Company’s corporate secretary stating that you are revoking your previous vote.   As noted above, we will terminate the solicitation period as soon as we receive enough written consents to approve the Amendment, after which date you will no longer be able to revoke a previously submitted consent.

Absence of Appraisal Rights

Shareholders who abstain from consenting with respect to the amendment, or who withhold consent to the amendment, do not have the right to an appraisal of their shares of common stock or any similar dissenters’ rights under applicable law.

Expenses of this Solicitation

This Solicitation is being made by the Board of Directors of the Company, and we will bear the costs of such Solicitation, including preparation, printing and mailing costs. Written consents will be solicited principally through the mails, but our directors, officers and employees may solicit written consents personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these consent solicitation materials to shareholders whose stock in the Company is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with this Solicitation, if management determines it advisable.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS GIVE THEIR WRITTEN CONSENT IN FAVOR OF THE AMENDMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

As of January 14, 2009, no individual known to the Company owned more than five percent (5%) of the outstanding shares of its Common Stock except as described below.

Name and Address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Owner		Class

Banc Funds Co LLC	562,845		7.26%
208 South LaSalle Street
Suite 1680
Chicago, IL 6064

Ole K Viborg	422,509	[1]	5.45%
2470 El Pomar Dr.
Templeton, CA 93465

Lawrence P Ward	413,464	[1]	5.33%
Heritage Oaks Bancorp
545 12th Street
Paso Robles, CA 93446

Merle F Miller	397,375		5.13%
Heritage Oaks Bancorp
545 12th Street
Paso Robles, CA 93446

1/	Including shares of Common Stock subject to stock options exercisable within 60 days of the record date.

Security Ownership of Management

The following table sets forth, as of January 14, 2009, information as to the shares concerning the equity ownership of the Company's directors/nominees and named executive officers1/, and directors and named executive officers as a group. All of the shares shown in the following table are owned both of record and beneficially except as indicated in the notes to the table. The Company has only one class of shares outstanding, Common Stock.

Name and Address	Relationship with	Amount and Nature		Percent of
of Beneficial Owner 2/	Company	of Beneficial Owner 3/		Class 4/

Michael J. Morris	Chairman	275,074	7/	3.55%

Donald H. Campbell	Vice-Chairman	48,780	6/	*

Michael Behrman	Director	46,869	6/	*

Kenneth L. Dewar	Director	17,918	6/	*

Mark C. Fugate	Director	96,656	6/	1.25%

Dee Lacey	Director	49,106	6/	*

Merle F. Miller	Director	397,376	6/	5.13%

Daniel J. O'Hare	Director	35,568	8/	*

Michael Pfau	Director	14,721	6/	*

Alexander F. Simas	Director	33,205	6/	*

Lawrence P. Ward	President, Chief Executive Officer and Director	413,464	5/	5.33%

Margaret A. Torres	Executive Vice President / Chief Financial Officer	26,335	6/	*

Joanne Funari	Executive Vice President/President Business First, a division of Heritage Oaks Bank	39,641	6/	*

Paul Tognazzini	Executive Vice President / Chief Lending Officer	77,210	6/	1.00%

Mark W. Stasinis	Executive Vice President / Southern Regional Manager	44,155	6/	*

All directors, nominees, and named executive officers of the Company as a group (15 persons)		1,616,078		20.84%

*             Less than 1%.
1/
As used in this Solicitation, the term “named executive officer” means the President and Chief Executive Officer, Executive Vice President and President, Business First, a division of Heritage Oaks Bank, Executive Vice President and Chief Lending Officer, Executive Vice President and Chief Financial Officer, and the Executive Vice President and Southern Regional Manager. The Chairman of the Board, the Vice Chairman of the Board, and the Company’s other officers are not treated as executive officers of the Company.

2/	The address for all persons listed is c/o Heritage Oaks Bancorp, 545 12th Street, Paso Robles, California, 93446.
3/
Except as otherwise indicated in these notes, and subject to applicable community property laws and shared voting and investment, includes shares held by each person’s spouse (except where legally separated) and minor children; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shares power with a spouse); or shares held in an Individual Retirement Account as to which such person has pass-through voting rights and investment power.

4/	Includes shares of Common Stock subject to stock options exercisable within 60 days of record date.
5/
Includes 214,780 shares held as Trustee of Heritage Oaks Bancorp Employee Stock Ownership Plan. Mr. Morris and Mr. Ward are co-trustees of the Stock Ownership Plan and under applicable rules the entire number of shares owned by such Plan is attributed to each of the trustees and the effect of the attributions rules results in the number of shares being double counted. Also, includes shares of Common Stock subject to stock options exercisable within 60 days of record date and restricted stock awards.

6/	Includes shares of Common Stock subject to stock options exercisable within 60 days of record date and restricted stock awards.
7/
Includes shares held as a trustee of Andre, Morris and Buttery 401K and includes shares of Common Stock subject to stock options exercisable within 60 days of record date.  Also, includes 214,780 shares held as Trustee of Heritage Oaks Bancorp Employee Stock Ownership Plan. Mr. Morris and Mr. Ward are co-trustees of the Stock Ownership Plan and under applicable rules the entire number of shares owned by such Plan is attributed to each of the trustees and the effect of the attributions rules results in the number of shares being double counted.

8/
Includes shares held as a trustee of Glenn, Burdette, Phillips and Bryson Tax and Business Services, Inc. 401K , shares held in his own 401K, shares held in his family trust and included shares of Common Stock subject to stock options exercisable within 60 days of record date.

PROPOSAL FOR
AMENDMENT OF THE ARTICLES OF INCORPORATION TO AUTHORIZE THE
CREATION OF AUTHORIZED SHARES OF PREFERRED STOCK FOR FUTURE ISSUANCE

Description of and Reasons for the Proposal

The Board of Directors has approved, subject to receiving shareholder approval, an amendment to the Company’s Articles of Incorporation to authorize a class of 5,000,000 shares of preferred stock, no par value. The Articles of Incorporation currently authorize only 20,000,000 shares of common stock, no par value. The amendment will vest in the Board the authority to determine the terms of one or more series of preferred stock, including the preferences, rights, and limitations of each series.

Provisions in a corporation’s articles of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions because they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities, or the rules of any stock exchange on which the corporation’s securities are then listed), to create one or more series of preferred stock and to determine the terms of each such series. The authority of the board of directors with respect to each series, without limitation, includes a determination of the following: (a) the number of shares to constitute the series, (b) the liquidation rights, if any, (c) the dividend rights and rates, if any, (d) the rights and terms of redemption, (e) the voting rights, if any, which may be full, special, conditional, or limited, (f) whether the shares will be convertible or exchangeable into securities of the company, and the rates thereof, if any, (g) any limitations on the payment of dividends on the common stock while any series is outstanding, (h) any other provisions that are not inconsistent with the articles of incorporation, and (i) any other preference, limitations, or rights that are permitted by law.

If the shareholders approve this proposal, Article 4 of the Articles of Incorporation would be amended in its entirety to read as follows:

“FOURTH. The Corporation shall have authority to issue twenty five million (25,000,000) shares, divided into two classes, as follows: twenty million (20,000,000) shares of common stock having no par value per share (“Common Stock”); and five million (5,000,000) shares of preferred stock, no par value per share (“Preferred Stock”).

The Preferred Stock may be issued from time to time in one or more series.  The board of directors is authorized to designate and to fix the number of shares of any such series of Preferred Stock and to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock. The board of directors, within the limits stated in any resolution of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

The corporation shall from time to time in accordance with the laws of the State of California increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.”

The Board of Directors approved the Amendment to the Company’s Articles of Incorporation on January 20, 2009, subject to shareholder approval.

The Board believes that the flexibility to issue preferred stock can enhance the Board’s arm’s-length bargaining capability on behalf of the Company’s shareholders in a takeover situation. However, under some circumstances, the ability to designate the rights of, and issue, preferred stock could be used by the Board to make a change in control of the Company more difficult. The Board of Directors has no present intention of issuing any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan, or with features specifically intended to make any attempted acquisition of the Company more difficult or costly. The Board of Directors could, in the exercise of its fiduciary duties, determine to issue preferred stock for such purposes in the future. The Board of Directors may also issue preferred stock for capital-raising activities or other corporate purposes that have the effect of making an acquisition of the Company materially more difficult or costly, as could be the case if the Board of Directors were to issue additional common stock for such purposes. At this time, the only issuance of preferred stock contemplated by the Board of Directors is the potential issuance of preferred stock in the United States Treasury Department’s Troubled Asset Relief Program Capital Purchase Program (the “CPP”) described below, which is intended for capital raising purposes only. For additional information on anti-takeover provisions associated with our capital stock, see “ - Anti-Takeover Effects of the Proposed Amendment.”

The rights of the holders of the Company’s common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. To the extent that dividends will be payable on any issued shares of preferred stock, the result would be to reduce the amount otherwise available for payment of dividends on outstanding shares of common stock and there might be restrictions placed on the Company’s ability to declare dividends on the common stock or to repurchase shares of common stock. The issuance of preferred stock having voting rights would dilute the voting power of the holders of common stock.

To the extent that preferred stock is made convertible into shares of common stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of common stock. In addition, holders of preferred stock would normally receive superior rights in the event of any dissolution, liquidation, or winding-up of the Company, thereby diminishing the rights of the holders of common stock to distribution of the Company’s assets. To the extent that preferred stock is granted preemptive rights, it would entitle the holder to a preemptive right to purchase or subscribe for additional shares of The Company.

The Board does not have any plans calling for the issuance of preferred stock at the present time, other than the sale of preferred stock to the United States Department of the Treasury (the “Treasury”) in connection with the CPP described below.

As described in more detail below, the Company’s application to participate in CPP was approved by the Treasury on January 9, 2009. While the Treasury’s approval of our application does not obligate us to participate in the program, the Board of Directors anticipates that it will elect to do so. The Company cannot participate in the CPP if the Amendment is not approved. The Treasury’s requirements regarding the terms of the preferred stock and warrants essentially are non-negotiable. Accordingly, in order to participate in the CPP, the Board of Directors must have the flexibility to issue preferred stock, which the proposed Amendment would provide. Moreover, the Board believes that the authorization to issue preferred stock would provide the Company with greater flexibility in meeting future capital requirements by creating series of preferred stock customized to meet the needs of particular transactions and prevailing market conditions. Series of preferred stock would also be available for issuance from time to time for any other proper corporate purposes, including in connection with strategic alliances, joint ventures, or acquisitions. The Board of Directors remains committed to the long term enhancement of common shareholder value.

The Troubled Asset Relief Program Capital Purchase Program

On October 14, 2008, the Treasury announced the CPP. This program was instituted by the Treasury pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”), which provides up to $700 billion to the Treasury to, among other things, take equity ownership positions in financial institutions. The minimum investment amount is 1% of an institution’s risk-weighted assets. The maximum amount is the lesser of $25 billion or 3% of its risk-weighted assets. The CPP is intended to encourage financial institutions in the United States to build capital and thereby increase the flow of financing to businesses and consumers.

Under the CPP, the Treasury will purchase shares of senior preferred stock from banks, bank holding companies, and other financial institutions (“TARP Preferred Shares”). TARP Preferred Shares will qualify as Tier 1 capital for regulatory purposes and rank senior to a participating institution’s common stock. TARP Preferred Shares will pay a cumulative dividend of 5% per annum for the first five years they are outstanding and thereafter at a rate of 9% per annum. TARP Preferred Shares generally will be non-voting, but will have limited voting rights on matters that could adversely affect the shares. After three years, TARP Preferred Shares will be callable at 100% of the issue price plus any accrued and unpaid dividends. Prior to the end of three years, the TARP Preferred Shares may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock. The Treasury’s consent will be required for any increase in dividends on common stock or certain repurchases of common stock until the third anniversary of the date of the Treasury’s investment unless prior to such third anniversary either the TARP Preferred Shares are redeemed in whole or the Treasury has transferred all the TARP Preferred Shares to third parties.

SEC reporting companies whose common stock is traded on a national securities exchange, like the Company, participate in the “public” version of the CPP.  Public institutions that participate in the program must issue to the Treasury warrants to purchase additional shares of common stock with an aggregate market price equal to 15% of the TARP Preferred Shares purchased by the Treasury. The exercise price of the warrants will be a per share price equal to the 20 trading-day average closing price for shares of the participating institution’s common stock for the 20 trading-days ending the day prior to Treasury’s approval of the institution’s CPP application. The warrants will have a term of 10 years and will be transferable by Treasury.

The Company will be required to register the TARP Preferred Shares, the TARP Warrants, and the common stock underlying the TARP Warrants with the SEC following the completion of the transaction.

Institutions that participate in the CPP and their senior executive officers must agree to comply with the standards for executive compensation and corporate governance set forth in Section 111 of EESA for the period during which the Treasury holds preferred stock or warrants issued under the program.

The description above of the TARP Preferred Shares and related elements of the CPP is intended only to summarize the program. See Appendix A for the Summary of Preferred Terms and Summary of Warrant Terms as published by the Treasury for public qualifying financial institutions.

The Company’s TARP Application

The Company filed an application on November 3, 2008 to participate in the “public” company version of the CPP, seeking a $21.0 million investment, the maximum permitted under the program. For the Company, the minimum amount of investment would be approximately $7.0 million. The application was preliminarily approved by the Treasury on January 9, 2009. While the Treasury's approval of our application does not obligate the Company to participate in the program, the Board of Directors anticipates that it will elect to do so at the maximum investment amount. If the Company elects not to participate in the program, reduce the level of its participation, or the Treasury were to reduce the amount of capital available to the Company under the CPP, management does not believe that the Company’s liquidity, capital resources, or results of operations would be materially affected.

Any TARP Preferred Shares issued by the Company will qualify as Tier 1 capital and will rank senior to our common stock, the only class of equity securities we currently have outstanding. The primary effect of a CPP investment in the Company would be to materially increase our regulatory capital ratios. The following tables present our actual capital ratios as of December 31, 2007 and September 30, 2008 and our capital ratios on a pro forma basis to illustrate the effects of issuing TARP Preferred Shares at the maximum and minimum program levels.

	December 31, 2007 (1)
	Bank			Holding Company
	Actual	Minimum	Maximum	Actual	Minimum	Maximum
Tier I leverage ratio	9.02%	9.88%	11.60%	9.60%	10.60%	12.62%
Tier I risk-based capital ratio	9.43%	10.31%	12.07%	10.08%	11.11%	13.17%
Total risk-based capital ratio	10.40%	11.28%	13.03%	11.04%	12.07%	14.13%

	September 30, 2008 (1)
	Bank			Holding Company
	Actual	Minimum	Maximum	Actual	Minimum	Maximum
Tier I leverage ratio	8.78%	9.56%	11.10%	9.01%	9.92%	11.73%
Tier I risk-based capital ratio	9.41%	10.21%	11.83%	9.67%	10.62%	12.51%
Total risk-based capital ratio	10.66%	11.47%	13.08%	10.92%	11.87%	13.76%

(1) Minimums in the tables above represent pro forma capital ratios for both the Bank and the Holding Company had the Company issued $7 million in preferred equity as of the dates presented.  Additionally, maximums represent pro forma capital ratios for both the Bank and Holding Company had the Company issued $21 million in preferred equity as of the dates presented.

If the Company participates in the CPP, the preferred shares it would issue to the Treasury would pay a cumulative dividend rate of five percent (5%) per annum for the first five years and reset to a rate of nine percent (9%) per annum after year five. The TARP Preferred Shares would be non-voting, other than class voting rights on matters that could adversely affect the shares, and would be callable at 100% of the issue price after three years. Prior to the end of three years, the TARP Preferred Shares may be redeemed for 100% of their issue price, with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock, the aggregate gross proceeds of which exceed 25% of the issue price.  The Company would be prohibited from paying or declaring dividends on any junior preferred shares, preferred shares with equal ranking, or common shares unless all accrued and unpaid dividends for all past dividend periods have been declared and paid in full.  The Company also would be prohibited from repurchasing or redeeming any junior or pari passu preferred shares, or common shares during periods dividends on the TARP Preferred Shares are unpaid.

If the TARP Preferred Shares are issued, the ability of the Company to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of stock junior to the TARP Preferred Shares or pari passu with the TARP Preferred Shares will be subject to restrictions, including the Company’s restrictions against increasing dividends from the last quarterly cash dividend per share ($0.08), the last cash dividend declared on the Company’s common stock prior to October 14, 2008, the date Treasury announced the CPP.  The redemption, purchase or other acquisition of trust preferred securities of the Company or its affiliates also will be restricted.  These restrictions will terminate on the earlier of: (a) the third anniversary of the date of the issuance of the TARP Preferred Shares, and (b) the date on which the TARP Preferred Shares have been redeemed in whole or Treasury has transferred all of the TARP Preferred Shares to third parties.

In addition, the ability of the Company to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of stock junior to the TARP Preferred or ranking pari passu with the TARP Preferred Shares will be subject to further restrictions if the Company fails to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on the TARP Preferred Shares.

If the Company participates in the CPP, contemporaneous with the issuance of any TARP Preferred Shares, the Company would be required to issue the Treasury warrants (“Warrants”) to purchase shares of the Company’s common stock equal to 15% of the value of the TARP Preferred Shares. These shares are referred to herein as “TARP Warrant Shares.”  The initial exercise price of the Warrants would be the average closing price of the Company’s common stock over the 20 trading days ending the day before Treasury granted preliminary approval for the Company to participate in the CPP.  The Company has calculated that average to be $5.15, but any final exercise price for the Warrants will be subject to confirmation by Treasury, if and when the Company elects to participate in the CPP. The Warrants will have a term of 10 years.

The TARP Preferred Shares, TARP Warrant Shares, and Warrants would be freely transferable and the Company would be required to file a registration statement with the SEC covering all of such securities within 30 days of closing the transaction with Treasury.

If the Company fails to pay dividends on the TARP Preferred Shares for a total of six quarters, whether or not consecutive, Treasury will have the right to elect two members of the Company’s Board of Directors, voting together with any other holders of preferred shares ranking pari passu with the TARP Preferred Shares. These directors would serve on the Board of Directors until such time as the Company has paid in full all dividends not previously paid, at which time these directors’ terms of office would immediately terminate.

Management does not believe that acceptance of the CPP investment would have any material impact on the operations of the Company. However, for as long as the Treasury owns any securities of the Company issued under the program, the Company will be required to take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply in all respects with Section 111(b) of the EESA, and the regulations issued and in effect thereunder as of the closing date of the sale of the securities to the Treasury. This means that, among other things, while the Treasury owns equity securities issued by the Company in connection with the program, the Company must:

•	ensure that the incentive compensation programs for its senior executive officers do not encourage unnecessary and excessive risks that threaten the value of the Company;

•
implement a required clawback of any bonus or incentive compensation paid to the Company’s senior executive officers based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

•	not make any “golden parachute payment” (as defined in the Internal Revenue Code) to any of the Company’s senior executive officers; and

•	agree not to deduct for tax purposes executive compensation in excess of $500,000 in any one fiscal year for each of the Company’s senior executive officers.

The Company is currently reviewing its benefit plans and contracts to determine whether any amendments or modifications will be required to comply with the limits on executive compensation established by Section 111 of the EESA. If the Company elects to participate in the program, each of its senior executive officers will sign a waiver for the benefit of Treasury waiving their right to any compensation that would violate the above restrictions.  Further, the Company will amend any of its benefit plans or agreements with its senior executive officers to ensure such plans and agreement comply with Section 111 of the EESA.

At September 30, 2008, the Company and its bank subsidiary had capital ratios in excess of those required to be considered “well-capitalized” under banking regulations. Nevertheless, the Board believed it was prudent for the Company to apply for capital available under the CPP because (i) it believes that the cost of capital under this program is significantly lower than the cost of capital otherwise available to the Company at this time, and (ii) despite being well-capitalized, additional capital under the program would provide the Company and its bank subsidiary additional flexibility to meet future capital needs that may arise. Specifically, if the Company receives the $21.0 million of capital that it applied for under the CPP, then the Company presently plans to contribute $18 million to its bank subsidiary and to retain the remainder of the proceeds at the parent company level for general corporate purposes. The Company’s bank subsidiary intends to use the additional capital to fund prudent loan growth in its markets and to further strengthen its capital position.

Pro Forma Financial Statements

The following un-audited pro forma financial information of Heritage Oaks Bancorp as of and for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008 show the effects of a minimum of $7.0 million and a maximum of $21.0 million of TARP Preferred Shares issued to the U.S. Treasury pursuant to the program. We have presented this financial information under two different scenarios:

•
The minimum investment, which assumes the issuance under the program of 7,000 shares of TARP Preferred Shares at $1,000 per share and the issuance of a warrant to purchase shares of the Company’s common stock in an amount equal to 15% percent of the preferred issuance or approximately $1.1 million.  Our pro forma assumptions estimate the number of shares the Company would be required to issue in the form of a warrant under this scenario to be approximately 206,000.

•
The minimum investment, which assumes the issuance under the program of 21,000 shares of TARP Preferred Shares at $1,000 per share and the issuance of a warrant to purchase shares of the Company’s common stock in an amount equal to 15% percent of the preferred issuance or approximately $3.2 million.  Our pro forma assumptions estimate the number of shares the Company would be required to issue in the form of a warrant under this scenario to be approximately 617,000.

The TARP Preferred Shares will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter. The cash proceeds from the investment are reflected in the balance sheets as additions to investment securities and the related interest income, net of tax, is included in the income statements. The effective dividend on TARP Preferred Shares in the following pro forma financial information includes amortization of the discount over a five-year period using the effective yield method and dividends on both the TARP Preferred Shares at 5%.

There is the possibility that participation in the program will impact future net income available to our common shareholders due to future dividends and accretion charges related to the preferred stock issued to Treasury. The pro forma financial data presented below may change materially under either the minimum investment or maximum investment scenario based on the actual proceeds received under the program, the timing and utilization of the proceeds, as well as certain other factors including the discount rate used to determine the fair value of the TARP Preferred Shares. Accordingly, we can provide no assurance that the minimum or maximum investment pro forma scenarios included in the consolidated financial data will ever be achieved. We have included the following un-audited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend our Articles of Incorporation. The Company plans to initially invest the proceeds in investment grade, relatively short in duration (1.5 -5 years) mortgage-backed securities that will provide cash flow for subsequent investment in loans. It is estimated that the Company will earn a pre-tax yield of approximately 6.75% on such investment. The Company anticipates making such an investment in an effort minimize the impact the cost of the preferred equity is expected to have on income available to common shareholders.

This financial data should be read in conjunction with our audited financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our un-audited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

Consolidated Statements of Condition:

	As of December 31, 2007
(dollar amounts in thousands)	Actual	As Adjusted	As Adjusted
	(audited)	(Minimum)	(Maximum)
Assets
Cash and due from banks	$23,254	$23,254	$23,254
Federal funds sold	23,165	23,165	23,165
Total cash and cash equivalents	46,419	46,419	46,419

Interest-bearing deposits with other financial institutions	330	330	330
Investment securities, available-for-sale (1)	47,556	54,556	68,556
Federal Home Loan Bank stock, at cost	3,045	3,045	3,045
Loans held for sale	902	902	902
Loans, net of deferred fees of $1,732 and allowance for loan losses of $6,143 at December 31, 2007	605,342	605,342	605,342
Property premises and equipment, net	6,390	6,390	6,390
Net deferred tax asset	5,290	5,290	5,290
Bank owned life insurance	9,923	9,923	9,923
Goodwill	10,911	10,911	10,911
Core deposit intangible	4,551	4,551	4,551
Other real estate owned	-	-	-
Other assets	4,895	4,895	4,895

Total assets	$745,554	$752,554	$766,554

Liabilities
Deposits:
Demand, non-interest bearing	$153,684	$153,684	$153,684
Savings, NOW and money market deposits	317,911	317,911	317,911
Time deposits of $100 or more	75,966	75,966	75,966
Time deposits under $100	97,247	97,247	97,247
Total deposits	644,808	644,808	644,808

Short term FHLB borrowing	-	-	-
Long term FHLB borrowing	8,000	8,000	8,000
Securities sold under agreement to repurchase	1,936	1,936	1,936
Junior subordinated debentures	13,403	13,403	13,403
Other liabilities	7,957	7,957	7,957

Total liabilities	676,104	676,104	676,104

Commitments and contingencies	-	-	-

Stockholders' Equity
Senior preferred stock, $1,000 par value; 5,000,000 shares authorized (2)	-	7,000	21,000
Discount on senior preferred stock (3)	-	(645)	(1,936)
Warrant to purchase common stock (4)	-	645	1,936
Common stock, no par value; 20,000,000 shares authorized; 7,683,829 shares issued and outstanding at December 31, 2007	43,996	43,996	43,996
Additional paid in capital	672	672	672
Retained earnings	24,598	24,598	24,598
Accumulated other comprehensive income,	184	184	184

Total stockholders' equity	69,450	76,450	90,450

Total liabilities and stockholders' equity	$745,554	$752,554	$766,554

	As of September 30, 2008
(dollar amounts in thousands)	Actual	As Adjusted	As Adjusted
	(un-audited)	(Minimum)	(Maximum)
Assets
Cash and due from banks	$18,914	$18,914	$18,914
Federal funds sold	8,835	8,835	8,835
Total cash and cash equivalents	27,749	27,749	27,749

Interest-bearing deposits with other financial institutions	119	119	119
Investment securities, available-for-sale (1)	52,634	59,634	73,634
Federal Home Loan Bank stock, at cost	5,006	5,006	5,006
Loans held for sale	2,955	2,955	2,955
Loans, net of deferred fees of $1,647 and allowance for loan losses of $10,350 at September 30, 2008	654,403	654,403	654,403
Property premises and equipment, net	6,769	6,769	6,769
Net deferred tax asset	7,085	7,085	7,085
Bank owned life insurance	10,631	10,631	10,631
Goodwill	11,541	11,541	11,541
Core deposit intangible	3,906	3,906	3,906
Other real estate owned	197	197	197
Other assets	4,940	4,940	4,940

Total assets	$787,935	$794,935	$808,935

Liabilities
Deposits:
Demand, non-interest bearing	155,267	155,267	155,267
Savings, NOW and money market deposits	269,744	269,744	269,744
Time deposits of $100 or more	75,657	75,657	75,657
Time deposits under $100	88,583	88,583	88,583
Total deposits	589,251	589,251	589,251

Short term FHLB borrowing	96,500	96,500	96,500
Long term FHLB borrowing	10,000	10,000	10,000
Securities sold under agreement to repurchase	1,235	1,235	1,235
Junior subordinated debentures	13,403	13,403	13,403
Other liabilities	6,592	6,592	6,592

Total liabilities	716,981	716,981	716,981

Commitments and contingencies	-	-	-

Stockholders' Equity
Senior preferred stock, $1,000 par value; 5,000,000 shares authorized (2)	-	7,000	21,000
Discount on senior preferred stock (3)	-	(645)	(1,936)
Warrant to purchase common stock (4)	-	645	1,936
Common stock, no par value; 20,000,000 shares authorized; 7,709,600 shares issued and outstanding at September 30, 2008	48,456	48,456	48,456
Additional paid in capital	947	947	947
Retained earnings	22,675	22,675	22,675
Accumulated other comprehensive income	(1,124)	(1,124)	(1,124)

Total stockholders' equity	70,954	77,954	91,954

Total liabilities and stockholders' equity	$787,935	$794,935	$808,935

(1)
The pro forma financial information above assumes the proceeds from the issuance of the preferred stock will be used to purchase investment securities.  The Company initially plans to invest the proceeds in investment grade, relatively short in duration (1.5 -5 years) mortgage-backed securities that will provide cash flow for subsequent investment in loans. It is estimated that the Company will earn a pre-tax yield of approximately 6.75% on such investment.

(2)	Reflects the issuance of the preferred stock under both the minimum and maximum scenarios.

(3)
The Company will allocate the estimated proceeds from the issuance based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model (as described in note 4).  The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 10%).  The Company will then accrete the discount over a period of 5 years with corresponding charges to retained earnings using the effective yield method (approximately 7%).

(4)
Reflects the Company’s estimate of the relative fair value of the warrants to be issued to Treasury.  As mentioned in note 3, the Company used the Black-Scholes pricing model.  This model includes assumptions regarding Heritage Oaks Bancorp’s common stock price, estimated dividend yield, stock price volatility, as well as assumptions regarding a risk-free interest rate.  Additionally, based on this pro forma, it is estimated that the warrants will have an exercise price equal to $5.15 per share, which is expected to result in approximately $1.1 million and $3.2 million in proceeds to the Company upon exercise under the minimum and maximum scenarios, respectively.  Under the minimum and maximum scenarios, it is estimated the Company will issue a warrant to Treasury to purchase approximately 206,000 and 617,000 shares of its common stock, respectively.

Consolidated Statements of Operations:

	For the year ended December 31, 2007
(dollar amounts in thousands except per share data)	Actual	As Adjusted	As Adjusted
	(audited)	(Minimum)	(Maximum)
Interest Income:
Interest and fees on loans	$42,425	$42,425	$42,425
Investment securities (1)	1,956	2,429	3,374
Federal funds sold and commercial paper	785	785	785
Time certificates of deposit	8	8	8

Total interest income	45,174	45,647	46,592

Interest Expense:
Savings, NOW and money market accounts	4,911	4,911	4,911
Interest on time deposits in denominations of $100 or more	2,046	2,046	2,046
Interest on all other time deposits	4,914	4,914	4,914
Other borrowed funds	2,880	2,880	2,880

Total interest expense	14,751	14,751	14,751

Net interest income before provision for possible loan losses	30,423	30,896	31,841

Provision for loan losses	660	660	660

Net interest income after provision for loan losses	29,763	30,236	31,181

Non-Interest Income:
Fees and service charges	2,774	2,774	2,774
Gain on sale of investment securities	6	6	6
Gain on sale of SBA loans	36	36	36
Other income	2,533	2,533	2,533

Total non-interest income	5,349	5,349	5,349

Non-Interest Expense:
Salaries and employee benefits	13,501	13,501	13,501
Occupancy and equipment	3,381	3,381	3,381
Other expenses	7,026	7,026	7,026

Total non-interest expenses	23,908	23,908	23,908

Income before provision for income taxes	11,204	11,677	12,622

Provision for applicable income taxes (2)	4,287	4,482	4,871

Net income	$6,917	$7,195	$7,751

Dividends on preferred stock (3)	-	350	1,050
Amortization of discount on preferred stock (4)	-	124	372

Net income available to common	$6,917	$6,721	$6,329

Shares:
Basic	6,984,174	6,984,174	6,984,174
Fully diluted (5)	7,228,804	7,320,173	7,502,911
Earnings Per Share:
Basic	$0.99	$0.96	$0.91
Fully diluted (5)	$0.96	$0.92	$0.84

	For the nine months ended September 30, 2008
(dollar amounts in thousands except per share data)	Actual	As Adjusted	As Adjusted
	(un-audited)	(Minimum)	(Maximum)
Interest Income:
Interest and fees on loans	$35,554	$35,554	$35,554
Investment securities (1)	2,236	2,591	3,300
Federal funds sold and commercial paper	130	130	130
Time certificates of deposit	7	7	7

Total interest income	37,927	38,282	38,991

Interest Expense:
Savings, NOW and money market accounts	3,412	3,412	3,412
Interest on time deposits in denominations of $100 or more	1,825	1,825	1,825
Interest on all other time deposits	2,276	2,276	2,276
Other borrowed funds	2,180	2,180	2,180

Total interest expense	9,693	9,693	9,693

Net interest income before provision for possible loan losses	28,234	28,589	29,298

Provision for loan losses	6,215	6,215	6,215

Net interest income after provision for loan losses	22,019	22,374	23,083

Non-Interest Income:
Fees and service charges	2,487	2,487	2,487
Gain on sale of investment securities	37	37	37
Gain on sale of SBA loans	-	-	-
Other income	2,184	2,184	2,184

Total non-interest income	4,708	4,708	4,708

Non-Interest Expense:
Salaries and employee benefits	11,897	11,897	11,897
Occupancy and equipment	3,344	3,344	3,344
Other expenses	6,985	6,985	6,985

Total non-interest expenses	22,226	22,226	22,226

Income before provision for income taxes	4,501	4,856	5,565

Provision for applicable income taxes (2)	1,601	1,747	2,039

Net income	$2,900	$3,109	$3,526

Dividends on preferred stock (3)	-	263	788
Amortization of discount on preferred stock (4)	-	93	279

Net income available to common	$2,900	$2,753	$2,459

Shares:
Basic	7,703,107	7,703,107	7,703,107
Fully diluted (5)	7,832,815	7,935,169	8,139,876
Earnings Per Share:
Basic	$0.38	$0.36	$0.32
Fully diluted (5)	$0.37	$0.35	$0.30

(1)
Reflects estimated additional interest income resulting from the investment of proceeds the Company may receive under the TARP program.  The Company initially plans to invest the proceeds from the issuance of the preferred equity in investment grade, relatively short in duration (1.5 to 5 years) mortgage-backed securities that will provide cash flow for subsequent investment in loans.  It is estimated that the Company will earn a pre-tax yield of approximately 6.75% on such investment.  The Company anticipates making such an investment in an effort to minimize the impact the cost of the preferred equity is expected to have on income available to common shareholders.

(2)
Provisions for income taxes are adjusted to reflect the estimated additional income tax the Company may have to accrue for given the expected increases in interest income.  This pro forma assumes a tax rate of 41.15%.

(3)
Reflect required quarterly dividend payments the Company can expect to make under the terms of the program.  Dividends reflected in the pro forma information above are equivalent to 5% of the preferred equity assumed to be issued.

(4)
Amortization related to the discount on the preferred stock is expected to take place over a period of five years.  The Company will accrete the value of the discount to preferred equity with corresponding charges made to retained earnings.

(5)
Diluted shares and corresponding earnings per share have been adjusted to reflect the estimated impact that the aforementioned items in notes 3 and 4 as well as the dilutive nature the issuance of the warrants is expected to have.  For purposes of this pro forma the Company assumed the warrants were issued and exercisable on January 1, 2007 and 2008.  This pro forma also assumes the treasury stock method was used in determining the estimated diluted shares outstanding for the periods presented and corresponding earnings per share.  Estimated proceeds from the assumed exercise of the warrants were determined using an estimated exercise price of $5.15 per share.

Anti-Takeover Effects of the Proposed Amendment

This proposal will, if approved, supplement and strengthen the Company’s existing takeover defenses.

The issuance of shares of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change of control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change of control of the Company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to make it more difficult to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board of Directors to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage potential acquirors, and could therefore deprive shareholders of benefits they might otherwise obtain from an attempt to acquire ownership or control of the Company, such as selling their shares at a premium over market price. Moreover, the issuance of such additional shares, whether common or of preferred stock, to persons friendly to the Board of Directors could make it more difficult to remove incumbent directors from office in the event such change were to be deemed advisable by the shareholders.

While the proposed amendment to the Articles of Incorporation may have anti-takeover consequences, the Board of Directors believes that the benefits it would confer on the Company outweigh any disadvantages. In addition to the enhanced ability to finance purchases and secure capital, as discussed above, the Company would gain a degree of protection from hostile takeovers that might be contrary to the interests of the Company and the shareholders. The Board of Directors believes it is in the best interest of the Company and the shareholders to encourage potential acquirers to negotiate directly with the board rather than taking unilateral action. Only when empowered to negotiate on behalf of the Company can the board have the best possible opportunity to secure the terms that best serve the interests of the Company and all the shareholders.

Shareholder Approval

The affirmative vote of the holders of not less than a majority of the outstanding shares of common stock is required to approve the proposal

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY GIVE THEIR WRITTEN CONSENT IN FAVOR OF THE AMENDMENT.

FORWARD LOOKING STATEMENTS

This Solicitation contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be made directly in this Solicitation and they may also be made a part of this Solicitation by reference to other information filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “anticipate,” “expect,” “intend,” “plan” and words of and terms of similar substance used in connection with any discussion of future operating or financial performance, or any potential transaction, identify forward looking statements. All forward-looking statements are management’s present estimates of future events and are subject to a number of factors and uncertainties. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated.

Our shareholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this Solicitation or as of the date of any document incorporated by reference in this Solicitation, as applicable. We are under no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at http://www.sec.gov.

In addition, our company website can be found on the Internet at www.heritageoaksbancorp.com. The website contains information about us and our operations. Copies of each of our filings with the SEC on Form 10-K, Form 10-Q and Form 8-K, and all amendments to those reports, can be viewed and downloaded free of charge as soon as reasonably practicable after the reports and amendments are electronically filed with or furnished to the SEC. To view the reports, access the Company’s website, www.heritageoaksbancorp.com, and click on “SEC Filings.”

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this Solicitation, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this Solicitation.

This Solicitation incorporates by reference the following items of Part II of our annual report on Form 10-K filed with the SEC on March 1, 2008:

•	Item 6. Selected Financial Data;

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Item 7A. Quantitative Disclosures About Market Risk; and

•	Item 8. Financial Statements and Supplementary Data.

This Solicitation also incorporates by reference the following items of Part I of our quarterly reports on Form 10-Q filed with the SEC on May 9, August 5, and November 3, 2008, respectively:

•	Item 1. Unaudited Consolidated Financial Statements;

•	Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

•	Item 3. Quantitative Disclosures About Market Risk.

Dated: February 5, 2009	Heritage Oaks Bancorp

Michael J Morris
Chairman of the Board

Annex A
Term Sheet for “Public” TARP CPP

TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer:	Qualifying Financial Institution ("QFI") means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company ("BHC") or Savings and Loan Holding Company ("SLHC"); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, "U.S. bank", "U.S. savings association", "U.S. BHC" and "U.S. SLHC" means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. **The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.**
Initial Holder:	United States Department of the Treasury (the "UST").
Size:	QFIs may sell preferred to the UST subject to the limits and terms described below. Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.
Security:	Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI's available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)
Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

1

Regulatory Capital Status: Tier 1.

Term: Perpetual life.

Dividend: The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption: Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of non-cumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI's primary federal bank regulator.

"Qualified Equity Offering" shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

2

Restrictions on Dividends: For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends: The UST's consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases: The UST's consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under "Restrictions on Dividends".

Voting rights: The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

3

Transferability: The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation: As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

4

Summary of Warrant Terms

Warrant:	The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under "Reduction". The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.
Term:	10 years
Exercisability:	Immediately exercisable, in whole or in part
Transferability:	The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI's common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.
Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

5

Reduction: In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent: In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution: In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

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WRITTEN CONSENT OF SHAREHOLDERS OF HERITAGE OAKS BANCORP
APPROVING AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION

The undersigned shareholder(s) of Heritage Oaks Bancorp (the “Company”) hereby:

☐ CONSENTS TO	☐ DOES NOT CONSENT TO	☐ ABSTAINS WITH RESPECT TO
(check one)

a proposal to amend ARTICLE FOUR of the Company’s Articles of Incorporation to effect such action (the “Amendment”) as described in the accompanying Written Consent Solicitation of the Company dated February 5, 2009.

By signing this written consent, a shareholder of the Company shall be deemed to have voted all shares of the Company’s common stock which he or she is entitled to vote in accordance with the specifications made above, with respect to the Amendment described above. If a shareholder signs and returns this written consent, but does not indicate thereon the manner in which he or she wishes his or her shares to be voted with respect to the proposal described above, then such shareholder will be deemed to have given his or her affirmative written consent in favor of approval of the Amendment.

THIS WRITTEN CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS WRITTEN CONSENT MAY BE REVOKED AT ANY TIME PRIOR TO TERMINATION OF THE SOLICITATION PERIOD BY FILING A WRITTEN INSTRUMENT REVOKING THE CONSENT WITH THE COMPANY’S SECRETARY.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT YOU GIVE YOUR AFFIRMATIVE WRITTEN CONSENT IN FAVOR OF APPROVAL OF THE AMENDMENT.

(Number of Shares)

Date:

(Please Print Name)

(Signature of Shareholder)

(Please Print Name)

(Signature of Shareholder)

(Please date this written consent and sign your name as it appears on your stock certificate. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)